Cellular Dynamics International, Inc.
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

October 18, 2010

Dr. James A. Thomson
3420 Genetics-Biotechnology Center Bldg.
425 Henry Mall
Madison, WI 53706

Dear Jamie:

This letter (when executed and delivered by you as contemplated below, “this Agreement”) will confirm terms and conditions upon which you will be employed by Cellular Dynamics International, Inc. (the “Company”). They are as follows:

1.    Term of Employment and Duties
(a)    Term. Your employment by the Company will begin at the earlier of (i) such time when you would work for any for-profit business involving induced pluripotent stem (iPS) cells, iPS‑derived cells and/or human embryonic stem cells (hESCs) and (ii) such time when less than twenty percent (20%) of your time is spent working in academia or for non-profit research institutions. Upon the commencement of your employment, your engagement as a consultant to the Company pursuant to the Consulting Agreement (as defined in Paragraph 6(d)) automatically shall cease.
(b)    Employment Duties. During the term of your employment, you agree to devote your best efforts and (as may be adjusted from time to time pursuant to your agreement and the approval of the Company’s Board of Directors (the “Board”)) at least the following percentage (the “Commitment Percentage”) of your business time, attention and skill to the business and affairs of the Company as required by its business needs: (i) in the event that your employment begins pursuant to clause (i) of Paragraph 1(a), fifty percent (50%); and (ii)  in the event that your employment begins pursuant to clause (ii) of Paragraph 1(a), eighty percent (80%). You will report directly to the Company’s Chief Executive Officer and its President and you shall perform such duties as may be assigned to you from time to time by or under authority of the Board and/or the Company’s Chief Executive Officer or its President, consistent with the foregoing.

2.    Compensation
(a)    Base Salary. During the term of your employment, the Company will pay your salary a salary at the rate of $475,000 per year. For example, your salary based on the Commitment Percentage in the event that your employment begins pursuant to clause (i) of Paragraph 1(a) would be $237,500 ($475,000 multiplied by the Commitment Percentage specified in such clause (i)) and your salary based on the Commitment Percentage in the event that your employment begins pursuant to clause (ii) of Paragraph 1(a) would be $380,000 ($475,000 multiplied by the Commitment Percentage specified in such clause (ii)).
(b)    Incentive Bonus. During the term of your employment, in addition to the base salary as provided in Paragraph 2(a), annual bonuses may be paid to you from time to time based upon the attainment of individual and/or Company performance goals and objectives in the good faith discretion of the Board or its Compensation Committee.
(c)    Payments; Withholding and Other Taxes. Except as may be expressly otherwise provided herein or in any plan, program or agreement pursuant to which any such other compensation is payable, any and all salary, bonus or other compensation due hereunder shall be payable according to the regular payroll practices of the Company in effect from time to time. The Company will deduct from the payments to be made to you under this Agreement any Federal, State or local withholding or other taxes or charges which the Company is from time to time required to deduct under applicable law, and all amounts payable to you under this Agreement are stated before any such deduction.
3.    Expenses and Benefits
(a)    Employee Expenses. The Company will pay or reimburse you for all reasonable automobile, travel, entertainment and like expenses ordinarily and necessarily incurred by you in furtherance of the Company’s business and in the course of performing your employment duties hereunder upon submission of such substantiation as may be required under, and otherwise in accordance with, the Company’s expense reimbursement policy in effect from time to time.
(b)    Fringe Benefits. During the term of your employment, you will be entitled to participate in any health insurance, disability insurance, retirement, and other similar fringe benefit plans of the kinds and in the amounts now or at any time during such term provided generally to executive officers of the Company in accordance with the respective terms and conditions thereof. You acknowledge that you have no rights in any such plans except as expressly provided under the terms of such plans and that such plans may be terminated, modified or supplemented at any time. You also will be entitled to paid time off during the term of your employment in accordance with the Company’s policies as in effect from time to time for other executive officers of the Company. Copies of any plans or other documents describing these benefits will be provided to you upon request.

(c)    Effect of Benefits; Timing of Payment. In no event will any reimbursements or in-kind benefits to be provided by the Company pursuant to this Agreement in one taxable year affect the amount of any reimbursements or in-kind benefits to be provided in any other taxable year, nor will your right to any reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Further, any reimbursements to be provided by the Company pursuant to this Agreement shall be paid to you no later than the calendar year following the calendar year in which you incur the expenses.
4.    Employment at Will; Termination Your employment by the Company shall be at will and may be terminated at any time, upon thirty (30) days’ prior written notice, by you or by the Company for any reason or no reason. Nothing contained in this Agreement or the letter agreement pursuant to which this Agreement is entered into will be construed as conferring upon you any right to remain employed by the Company or affect the right of the Company to terminate your employment at any time. Upon your termination of employment, the Company will pay to you your salary through your date of termination and such other benefits in which you are vested or are otherwise entitled through the date of your termination. Except as expressly provided above, or by the law, the Company will have no further obligations to you following your termination of employment. Section 5 (and Section 6 as relates to such section) shall survive and remain in full force and effect for the time periods contained therein after the termination of your employment with the Company.
5.    Certain Covenants. As consideration for your employment by the Company and the benefits conferred to you under and in connection with this Agreement, you agree as set forth below in this Paragraph 5.
(a)    Confidentiality. You recognize that the Company will disclose to you in the course of your employment relationship with the Company Confidential Information (as defined below). You agree that you will not in any manner, either directly or indirectly, use or disclose such Confidential Information either during the term of your employment or for a period of two years after the termination of your employment, except as required in the performance of your employment duties hereunder. For purposes of this Agreement, “Confidential Information” shall mean all information of the Company that, although such information does not qualify as a trade secret under applicable law, is not known to the public or the Company’s competitors, generally. Confidential Information includes, but is not limited to, information constituting or relating to (i) research or development techniques, plans, programs or results, discoveries and inventions, (ii) know how, scientific, engineering, or other technical information relating to research and/or developmental efforts, existing, new or envisioned products or services of the Company, and the Company’s source and object code, (iii) existing, new or envisioned products or services of the Company or product or service features, specifications, designs, development, performance attributes and/or methods or processes for their manufacture or provision, (iv) business or financial information relating to the Company or its products or services, research or development efforts, intellectual property assets including licenses, manufacturing or other operations, suppliers, purchasing, inventories, marketing, sales, distribution, customers, pricing, costs, quotations, personnel and/or third party relationships, (v) information determined by the Company to be confidential and proprietary and that is identified as such prior to or at the time of its disclosure to you, and (vi) information received by the Company from others that the Company has an obligation to treat as confidential and that is identified as confidential information or information subject to such confidentiality obligation prior to or at the time of its disclosure to you. The term “Confidential Information” shall not include information that: (i) is or later becomes generally available to or known by the public through no breach by you of your obligation to not disclose such information; (ii) is obtained by you from a third party who had the legal right to disclose the information to you; or (iii) is required to be disclosed by you by law, government regulation, or court order (but only to the extent that such information is required to be disclosed and provided that you give notice to the Company and cooperate, at its expense, with it to seek confidential treatment of such information).
You shall not disclose or use the Company’s trade secrets during the term of your employment or anytime thereafter, except as necessary to perform your employment duties to the Company. The term “trade secrets” shall at all times have that meaning as set forth in the statutory law of the State of Wisconsin, as of the date hereof and any amendments thereto (currently Section 134.90, Wis. Stats.). Nothing herein shall be construed to limit the protection afforded to the Company’s trade secrets under Wisconsin Uniform Trade Secret Act.
Nothing in this Agreement shall prevent you, after the end of your employment with the Company, from using general skills and knowledge including any of those gained while employed by the Company.
(b)    Assignment of Inventions. The Company shall own, and you hereby assign to the Company, all rights in all Inventions (as defined herein). All Inventions which are or form the basis for copyrightable works shall be considered “works for hire” as that term is defined by U.S. Copyright Law. You acknowledge that all original works of authorship which are made by you (solely or jointly with others) in the course of rendering your employment services hereunder that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Any works that are not found to be “works for hire” are hereby assigned to the Company. You will promptly disclose all Inventions to the Company and execute all documents which the Company may reasonably require to perfect its patent, copyright and other rights to such Inventions throughout the world. After the termination of this Agreement, you will cooperate with the Company to assist it in perfecting its rights to any Inventions including executing all documents which the Company may reasonably require.
The term “Inventions” as used in this Agreement means all ideas, designs, modifications, formulations, concepts, know-how, trade secrets, discoveries, inventions, data, software, developments and copyrightable works, whether or not patentable or registrable, which you originate, discover or develop, either alone or jointly with others while you provide employment services to the Company which are (i) originated, discovered or developed during your hours working as an employee of the Company, or (ii) originated, discovered or developed in whole or in part using materials, labor, facilities, Confidential Information, trade secrets, or equipment furnished by the Company.
(c)    Non-Solicitation. During the term of your employment and for a period of one year thereafter, you shall not directly or indirectly encourage any Company employee to terminate his employment with the Company or solicit such an individual for employment outside the Company such as to end or diminish that employee’s services to the Company; provided, however, that general solicitation solely by means of an advertisement placed by you and appearing in a newspaper, magazine or trade publication shall not be prohibited by this Paragraph 5(c).
(d)    Return of Company Property. Upon the end of your employment and upon the request of the Company at any time prior thereto, you shall: (i) immediately return to the Company all property, records, notes, data, memoranda, models and equipment of any nature (and all copies thereof) that are in your possession or under your control and that are the Company’s property or relate to the Company’s business, and all copies of all such materials; (ii) delete or destroy such electronic documents, records, and materials placed or maintained by you on your own computer equipment or other electronic storage devices; and (iii) certify as to the same to the Company.
(e)    Enforcement. You acknowledge and agree that a violation of any of the provisions of this Paragraph 5 would cause irreparable harm to the Company, and that the Company’s remedy at law for any such violation would be inadequate. In recognition of the foregoing, you agree that, in addition to any other relief afforded by law, including damages sustained by a breach of this Agreement, the Company will have the right to enforce this Agreement by specific remedies, which will include, among other things, temporary and permanent injunctions, which relief a court shall be empowered to grant without the requirement of the posting of a bond or other security; it being the understanding of the parties hereto that both damages and injunctions will be proper modes of relief and are not to be considered as alternative remedies.
6.    Miscellaneous
(a)    No Conflicting Obligations or Third Party Consents. You hereby represent and warrant to the Company that (i) neither the execution of this Agreement by you nor the performance of any of your obligations or duties hereunder will conflict with or violate or constitute a breach of the terms of any contractual, statutory or other obligation; and (ii) you are not required to obtain the consent of any firm, corporation or other entity or person in order to enter into this Agreement or to perform any of your obligations or duties hereunder.
(b)    Section 409A Compliance. The Company and you intend that any amounts or benefits payable or provided under this Agreement comply with the provisions of

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations relating thereto so as not to subject you to the payment of the tax, interest and any tax penalty which may be imposed under Section 409A of the Code. The provisions of this Agreement shall be interpreted in a manner consistent with such intent. In furtherance thereof, to the extent that any provision hereof would otherwise result in your being subject to payment of tax, interest and tax penalty under Section 409A of the Code, the Company and you agree to amend this Agreement in a manner that brings this Agreement into compliance with Section 409A of the Code and preserves to the maximum extent possible the economic value of the relevant payment or benefit under this Agreement to you.
(c)    Binding Effect. This Agreement will be binding on and will inure to the benefit of and be enforceable by the Company and its successors and assigns and you and your personal or legal representatives, heirs and successors.
(d)    Governing Law. This Agreement and all questions of its interpretation, performance and enforcement and the rights and remedies of parties will be determined in accordance with the laws of the State of Wisconsin without regard to the laws of any other jurisdiction that otherwise would govern under conflict of law principles.
(e)    Integration. This Agreement supersedes any and all prior agreements and understandings, whether written or oral, between the Company or any representative thereof and you relating to services performed by you as an employee of the Company or your compensation for such services and all such prior agreements and understandings are null and void. For avoidance of doubt, nothing herein shall be construed to supersede or render null and void, that certain Consulting Agreement between the Company and you dated as of December 19, 2008 (the “Consulting Agreement”) (subject to what is provided in Paragraph 1(a) with respect thereto), that certain Nonstatutory Stock Option Agreement between the Company and you dated as of December 8, 2008, and each other agreement being entered into, contemporaneously with the execution and delivery hereof, between the Company and you or by you for the benefit of the Company.
(f)    Notices. Any notice required or permitted to be given under this Agreement will be in writing and will be deemed given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, at the following address of the party to whom or which notice is being given or to such other address as such party shall have last specified by like notice to the other party:

if to the Company:

Cellular Dynamics International, Inc.
Attn: Chief Executive Officer
University Research Park
525 Science Drive, Suite 200
Madison, WI 53711

with a copy to:

Anna Geyso, Esq.
Godfrey & Kahn, S.C.
780 North Water Street
Milwaukee, WI 53202

and if to you:

Dr. James A. Thomson
3420 Genetics-Biotechnology Center Bldg.
425 Henry Mall
Madison, WI 53706

with a copy to:

Gregory J. Lynch, Esq.
Michael Best & Friedrich LLP
One South Pinckney Street, Suite 700
Madison, WI 53703

(g)    Amendment. This Agreement may be assigned by the Company to a corporation or other legal entity controlled by, or under common control with, the Company and to any successor upon a sale of its business or assets, without your consent. You may not assign this Agreement.
(h)    Assignment. The Agreement may be amended or modified, and any right or remedy of a party hereunder may be waived, only as set forth in a writing executed by the party against whom enforcement of such amendment, modification or waiver is being sought.
(i)    Severability. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. The obligations imposed by this Agreement are severable and should be construed independently of each other.

If this letter correctly sets forth your understanding of our agreement, please sign a copy in the space provided below and return it to the Company.
Very truly yours,

Cellular Dynamics International, Inc.

/s/ Thomas M. Palay

Thomas M. Palay
President

I confirm my agreement with
the terms and conditions of this letter.

_/s/ James A. Thomson_____________
James A. Thomson

Date:_11/23/10___________________

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